Exhibit i.2

KOHLBERG CAPITAL

2006 EQUITY INCENTIVE PLAN

KOHLBERG CAPITAL STRONGLY ENCOURAGES YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL AND FINANCIAL ADVISORS WITH RESPECT TO YOUR AWARD AND ITS TAX CONSEQUENCES. THANK YOU.

FORM OF

KOHLBERG CAPITAL

NON-QUALIFIED STOCK OPTION CERTIFICATE

This Certificate evidences a stock option (the “Option”) granted by Kohlberg Capital Corporation, a Delaware corporation (the “Company”), to ______________ (the “Optionee”), pursuant to, and subject to the terms of the Kohlberg Capital 2006 Equity Incentive Plan (the “Plan”), which is incorporated herein by reference and of which the Optionee acknowledges receipt. In particular, but not in limitation of the foregoing, all terms not specifically defined herein shall have the same definitions as provided in the Plan.

1. Grant, Exercisability and Term of Option.

(a) This certificate (“Certificate”) evidences the grant by the Company to the Optionee the option to purchase, in whole or in part, from the Company upon the terms and conditions hereinafter set forth ____ shares (“Shares”) of the common stock of Company, $.01 par value (“Common Stock”) at the purchase price per Share of $____ (the “Option Price”). The date of grant of this Option is _____________, 2006 (the “Option Date”). The final exercise date of the Option is the tenth anniversary date of the Option Date (the “Expiration Date”). This Option is intended to be a nonstatutory stock option; it is not intended that this Option shall be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”);

(b) This Option is exercisable in the following installments prior to the Expiration Date (each an “Installment Period”) at the Option Price (per share) set forth above:

__% of the Shares on and after ____________, 20__.

__% of the Shares on and after ____________, 20__.

__% of the Shares on and after ____________, 20__.

__% of the Shares on and after ____________, 20__.

The right of exercise shall be cumulative, so that if an Option is not exercised to the maximum extent permissible during an Installment Period, it shall be exercisable, in whole or in part, with respect to all Shares not so purchased at any time prior to the Expiration Date, subject to earlier termination as set forth in this Certificate and the Plan. Only whole Shares may be purchased pursuant to this option.

2. Conditions and Limitations.

(a) The Option shall not be transferable otherwise than by will or by the laws of descent and distribution, and except as provided in the following sentence the Option shall be exercisable during the lifetime of the Optionee by the Optionee only; provided, however, that the Option may be transferred pursuant to a qualified domestic relations order (as defined in Rule 16b-3 under the Securities Exchange Act of 1934). Notwithstanding the foregoing, however, if the Optionee is determined to be mentally incompetent and a guardian or conservator (or other similar person) is appointed by a court of competent jurisdiction to manage the Optionee’s affairs, the guardian or conservator (or other similar person) may exercise the Option on behalf of the Optionee, provided that such exercise is made within the time limits prescribed herein.

(b) The Option evidenced by this Certificate is subject to the terms, conditions and definitions of the Plan. The Option is expressly conditioned on the availability of shares authorized under the Plan. To the extent that the terms, conditions and definitions of this Certificate are inconsistent with those of the Plan, those of the Plan shall govern. All decisions under, and interpretations of, such provisions of the Plan by the Board or the Committee, as defined in the Plan, shall be final, binding and conclusive upon the Optionee and his or her heirs. On and after the commencement of the Committee’s duties under the Plan, all references to the Board in this Certificate shall mean and relate to such Committee.

(d) The Company is not obligated to deliver any shares of Common Stock or to remove any restrictions from shares previously delivered under the Plan (a) until all conditions hereunder have been satisfied or removed, (b) until, in the opinion of the Company’s counsel, all applicable federal and state laws and regulations have been complied with, (c) if the Common Stock is at the time of delivery listed on any stock exchange of The Nasdaq National Market, until the shares to be delivered have been listed or authorized to be listed on such exchange or market upon official notice of the notice of issuance, and (d) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company’s counsel.

3. Exercise of Option: Withholding Taxes.

(a) Written notice of the exercise of the Option or any installment thereof shall be given to the Company specifying the number of Shares for which the Option is exercised and accompanied by payment in full of the Option Price. Payment shall be made (a) in cash, (b) by check or money order payable to the order of the Company, (c) by delivery and assignment to the Company of shares of the Common Stock owned by the Optionee (provided that such shares have been held by the Optionee for at least 6 months before delivery) having a fair market value on the last business day preceding the date of exercise equal to the Option Price, (d) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (e) by any combination of the foregoing. Notwithstanding the foregoing, this Option may not be exercised by delivery and assignment to the Company of shares of Company stock to the extent that such delivery and assignment would constitute a violation of the provisions of any law, or related regulation or rule, or any agreement or Company policy, restricting the transfer or redemption of the Company’s stock.

(b) The Company’s obligation to deliver Shares upon exercise of an Option shall be subject to the Optionee’s satisfaction of all applicable federal, state and local income and employment tax withholding obligations. The Optionee may satisfy such obligation(s), in whole or in part, by (i) delivering to the Company a check for the amount required to be withheld or (ii) if permitted under the 1940 Act and as the Board in its sole discretion approves in any specific or general case, having the Company withhold Shares or delivering to the Company already-owned shares of Common Stock, in either case having a fair market value equal to the amount required to be withheld, as determined by the Board.

4. Termination of Option. In the event that the Optionee ceases to be employed by the Company at any time prior to the exercise of this Option in full, this Option shall terminate according to the following provisions:

(a) If the Optionee ceases to be employed by the Company for Cause, then the Option may not be exercised after the date of such employment termination and shall automatically terminate;

(b) If the Optionee ceases to be employed for any reason other than death, the Optionee may at any time within a period of ninety (90) days after the date of such cessation of employment exercise the Option to the extent that the Option was exercisable on the date of such cessation, and to the extent not so exercised or exercisable shall automatically terminate; and

(c) If the Optionee ceases to be employed because of death, the Option, to the extent that the Optionee was entitled to exercise it on the date of death, may be exercised within a period of one hundred eighty days (180) days after the Optionee’s death by the person or persons to whom the Optionee’s rights under the Option shall pass by will or by the laws of descent and distribution and to the extent not so exercised or exercisable; provided, however, that this Option may not be exercised to any extent by anyone after the Expiration Date as set forth in Section 1(a) hereof.

5. Notices. All notices or demands given to the Company pursuant to this Certificate and the Plan shall be in writing and shall be deemed to have been sufficiently given if delivered by hand or sent by certified or registered mail, postage prepaid, addressed to Kohlberg Capital Corporation, Attn: Chief Financial Officer at the principal office of the Company.

6. No Employment Commitment; Tax Treatment; Status as Stockholder. Nothing herein contained shall be deemed to be or constitute an agreement or commitment by the Company or any other member of the Company Group to continue the Optionee in its employ. The Company makes no representation about the tax treatment to the Optionee with respect to receipt or exercise of the option or acquiring, holding or disposing of the Shares. The Optionee shall have no rights as a stockholder with respect to the Shares subject to the Option until the exercise of the Option and the issuance of a stock certificate for the Shares with respect to which the Option shall have been exercised.

IN WITNESS WHEREOF the Company has caused this Option to be executed under the corporate seal by its duly authorized officer. This Option shall take effect as a sealed instrument.

KOHLBERG CAPITAL CORPORATION

By:
Name:
Title:

Acknowledged and Agreed:

Optionee